Exhibit 99.1

November 15, 2007

Treaty Oak Bancorp, Inc. Announces 2007 Fiscal Year Financial Results

AUSTIN -  Treaty Oak Bancorp, Inc. (“Treaty Oak Bancorp”) is a bank holding company headquartered in Austin, Texas.  We operate a state chartered bank, Treaty Oak Bank (the “Bank”) in Austin, Texas with a branch in Texline, Texas and a recently opened branch in Marble Falls, Texas.  We began operations in Austin, Texas on September 10, 2004.

Total assets as of September 30, 2007 totaled $115,000,000 as compared to total assets of $99,000,000 as of September 30, 2006.  Net income for the year ended September 30, 2007, was $265,000 compared to net income of $195,000 for the year ended September 30, 2006.

                This press release contains “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) and may address issues that involve significant risks, uncertainties, estimates, and assumptions of management.  Future results may differ materially from stated expectations.  Specific factors include, but are not limited to, loan production, net interest margin, the ability to control costs and expenses, interest rate changes, financial policies of the United States government, and general economic conditions.  In addition, the Company, through its senior management, may make from time to time forward-looking public statements concerning the matters described herein.  Such forward-looking statements are necessarily estimates reflecting the best judgment of the Company and the Bank’s senior management based upon current information and involve a number of risks and uncertainties.  Additional information on the above factors and additional factors that could affect the Company’s financial results are included in public filings with the Securities and Exchange Commission.  The forward-looking statements contained in this press release or in other public statements of the Company or its senior management should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements, and the Company and the Bank undertake no obligation to update these statements or any factors affecting the Company’s financial performance following the date of this press release to reflect future events or developments.

About Treaty Oak Bank

Established in 2004, Treaty Oak Bank has approximately $97 million in deposits and its parent holding company Treaty Oak Bancorp, Inc. has more than 400 local shareholders.  Publicly owned — with the majority of it s shareholders in Austin — and independently operated, Treaty Oak Bancorp, (through its wholly-owned banking subsidiary) provides commercial banking services to middle-market businesses and individual clients.  Treaty Oak Bank has developed a loyal following by providing a higher level of customer service than its competitors , and inspires devotion by providing creative solutions to its customers’ business needs, always answering the phone during business hours, and serving chocolate chip cookies every day.  For more information, go to www.treatyoakbankcom or call 512 617-3600.